                           MEMORANDUM OF UNDERSTANDING

         WHEREAS, on September 24, 2009, Ivivi Technologies, Inc. ("Ivivi") announced that it had entered into an agreement (the "Asset Purchase Agreement"), dated September 24, 2009, with Ivivi Technologies, LLC ("Ivivi LLC"), in which Ivivi agreed to sell substantially all of its assets to Ivivi LLC, an entity majority owned and controlled by an irrevocable family trust created by Mr. Steven M. Gluckstern ("Gluckstern"), Ivivi's Chairman, President, Chief Executive Officer, and Chief Financial Officer as settlor, in a transaction that would be expected to provide no consideration to Ivivi's shareholders (the "Transaction");

         WHEREAS, as part of the Transaction, Ivivi announced that Ivivi LLC had entered into a voting agreement (the "Voting Agreement") with (i) ADM Tronics Unlimited, Inc., (the company that spun Ivivi off in an October 2006 IPO, and whose shares of Ivivi are controlled by defendant Andre DiMino); (ii) Ivivi directors Andre DiMino, and David Saloff, and Kenneth S. Abramowitz & Co. (an entity controlled by Ivivi's director, Kenneth S. Abramowitz); (iii) Arthur Pilla and Berish Strauch, (both of whom serve on the Company's Medical and Scientific Advisory Board); (iv) Sean Hagberg, (employed by the Company as its Senior Vice President Chief Science Officer); and (v) Ed Hammel (employed by the Company as its Senior Vice President and Chief Administrative Officers),whereby each of the foregoing had granted Ivivi LLC the irrevocable proxy to vote their shares in favor of the Transaction, such that Ivivi LLC controlled the vote of a majority of Ivivi's outstanding shares in connection with the shareholder vote on the Transaction;

         WHEREAS, on October 30, 2009, an action styled as Lehmann v. Gluckstern, et al., No. C-343-09 (the "Action"), was filed in the Superior Court of Bergen County, New Jersey, Chancery Division (the "Court"), by Aaron Lehmann, ("Plaintiff") an Ivivi shareholder on behalf of himself and as a class action on behalf of other Ivivi shareholders, against Gluckstern, Andre A. Dimino, David Saloff, Kenneth S. Abramowitz, Pamela J. Newman, Jeffrey A. Tischler (the "Individual Defendants"), Ivivi LLC and Ajax Capital LLC ("Ajax,") (Ajax, the Individual Defendants, Ivivi, Ivivi LLC, are referred to as the "Defendants");

         WHEREAS, the Action sought injunctive and other relief and alleged that
(i) the Transaction was unfair; (ii) that the directors of Ivivi (the Individual Defendants), aided and abetted by Ivivi LLC and Ajax (an entity controlled by Gluckstern that provided certain financial guarantees in connection with the Transaction) were breaching their fiduciary duties to Ivivi shareholders in approving the Asset Purchase Agreement; and (iii) that the Voting Agreement disenfranchised Ivivi shareholders;

         WHEREAS, on October 15, 2009, Ivivi filed a Preliminary Proxy Statement on Schedule 14A with the SEC in connection with the Transaction, which Ivivi amended on November 20, 2009 and again on December 7, 2009 (the "Preliminary Proxy Materials");

         WHEREAS, on or about November 18, 2009, Plaintiff filed a motion for expedited proceedings, requesting that the Court direct Defendants to provide document and deposition discovery on an expedited schedule;

         WHEREAS, this motion for expedited proceedings was opposed by the Defendants and Defendants denied the allegations contained within said motion;

         WHEREAS, counsel for the parties in the Action engaged in arm's-length negotiations regarding a potential settlement of the claims raised in the Action;

         WHEREAS, on or about December 10, 2009, as a result of the negotiations, the parties agreed to certain voluntary discovery prior to the filing by the Company of a definitive proxy statement with respect to a shareholder vote on the Transaction;

         WHEREAS, Ivivi produced internal, non-public documents to Plaintiff's counsel beginning on or about December 14, 2009;

         WHEREAS, as part of a potential settlement of the Action, Defendants have provided Plaintiff's counsel with certain internal non-public documents and made additional disclosures in the Proxy;

         WHEREAS, Plaintiff's counsel, in order to confirm the reasonableness of the potential settlement shall take the depositions of Gluckstern, Abramowitz (a director of Ivivi and member of a special committee of Ivivi's board of directors formed in connection with the Transaction); Andre A. DiMino (Ivivi's Vice Chairman and Chief Technology Officer); and Philip Taub of Foundation Ventures, LLC (Ivivi's financial advisor in the Transaction) to occur no later than January 20, 2010;

         WHEREAS, the parties to the Action have held discussions at various times with respect to the claims asserted in the Action and Plaintiff's demands with respect to the disclosures set forth in the Preliminary Proxy Materials, and in an effort to resolve the Action;

         WHEREAS, the parties to the Action wish to settle and resolve the claims asserted in the Action and have reached an agreement in principle set forth in this Memorandum of Understanding ("MOU") providing for the settlement of the Action on the terms and conditions set forth below (the "Settlement"), and the parties believing the Settlement is in the best interests of the parties and Ivivi's shareholders;

         NOW, THEREFORE, IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

         1. As a result of discussions between and among the parties to the Action, through their counsel:

                  a. Ivivi LLC agrees to terminate the Voting Agreement, such that Ivivi LLC no longer has voting control over the Transaction and upon the execution hereof shall immediately inform the signatories to the Voting Agreement that it has been terminated;

                  b. The Individual Defendants agree to waive any and all board fees or other compensation presently outstanding or that may be claimed in the future from their service on Ivivi's board of directors or any committee thereof or as a result of any employment agreements with Ivivi; and

                  c. Ivivi agrees that the definitive proxy statement to be filed in connection with the shareholder vote on the Transaction shall include the disclosures set forth in Exhibit A hereto.

         2. The parties to the MOU will attempt in good faith to agree upon and execute within 30 days from the date hereof, an appropriate stipulation of settlement (the "Stipulation") and such other documentation as may be required in order to obtain final Court approval of the settlement and the dismissal of the Action upon the terms set forth in this MOU (collectively, the "Settlement Documents"). The Stipulation shall, among other thing, expressly provide for the following:

                  a. certification of a class under New Jersey Court Rule 4:32-1 consisting of all holders of Ivivi common stock, excluding Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant as the term "affiliate" is defined in the Securities and Exchange Act of 1934 and SEC Rule 12b-2 promulgated thereunder) (the "Class");

                  b. entry of a judgment of dismissal with prejudice of the Action;

                  c. the release of all claims, rights, demands, suits, matters, issues or causes of action, whether known or unknown, of Plaintiff, and of all members of the Class, against all Defendants and any of their present or former officers, directors, employees, agents, attorneys, advisors, insurers, accountants, trustees, financial advisors, commercial bank lenders, persons who provided fairness opinions, investment bankers, associates, representatives, affiliates, parents, subsidiaries (including the directors and officers of such affiliates, parents, and subsidiaries), general partners, limited partners, partnerships, heirs, executors, personal representatives, estates, administrators, successors and assigns, whether under state or federal law, including but not limited to the federal securities laws, (except for the rights conferred by this Settlement), and whether directly, derivatively, representatively or arising in any other capacity, in connection with, or that arise out of the Action, or that arise now or hereafter out of, or that relate to the acts, facts or the events alleged in the Action (collectively, the "Settled Claims"); provided that the Settled Claims will not include any claims for appraisal and dissenters' rights under Sections 14A:11-1 through 14A:11-11 of the New Jersey Business Corporation Act or claims to enforce the Settlement;

                  d. that Defendants completely, voluntarily, knowingly, unconditionally and forever, shall release Plaintiff and the Class and Plaintiff's counsel from all claims relating to the institution, prosecution, assertion, settlement or resolution of the Action or the Settled Claims; and

                  e. a statement that Defendants deny any wrongdoing in connection with the Transaction and are settling the Action solely to avoid the burden, expense and uncertainty of further litigation.

         3. The Stipulation of Settlement and the Settlement generally shall be subject to (i) Plaintiff's determination, following completion of discovery as set forth herein, that the proposed Settlement is fair and reasonable; (ii) approval by the Court and any appeals that may be taken; and (iii) closing of the Transaction.

         4. Plaintiff's counsel in this action shall apply to the Court for the award of costs and fees not to exceed $140,000, and Defendants shall not oppose this application. Ivivi or its insurer, The Hartford, on behalf of all Defendants, shall pay Plaintiff's counsel no more than the Court should approve up to and including $140,000 in fees and expenses in the aggregate. Such cost and fees shall be paid to Plaintiff's counsel within seven (7) calendar days after the Effective Date of the Settlement. The Effective Date of the Settlement shall be the date after the Court enters the Final Order and Judgment approving the Settlement where the Settlement is no longer subject to further appeal or reargument, either because the time for appeal or reargument has been taken but has been dismissed with no further right of appeal or reargument, or the Final Order and Judgment approving the settlement has been finally affirmed with no further right of appeal or reargument, or the Final Order and Judgment approving the settlement has otherwise become final.

         5. The Hartford, and/or Ivivi LLC shall pay the costs and expenses related to providing notice of the Settlement to the Class, as well as any costs and expenses related to the administration of the Settlement.

         6. Plaintiff and his counsel represent that none of Plaintiff's claims or causes of action referred to in this MOU or that could have been alleged in the Action have been assigned, encumbered or in any manner transferred in whole or in part.

         7. This MOU may be executed in counterparts by facsimile or original signature by any of the signatories hereto and as so executed shall constitute one agreement.

         8. In the event that the Settlement is not executed or consummated, neither the existence of the Memorandum of Understanding or its contents shall be admissible in evidence or referred to for any purpose in this litigation or in any other litigation or proceeding except to enforce the terms herein.

         9. This MOU and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the state of New Jersey, without regard to conflict of laws principles.

         10. Each of the attorneys executing this MOU has been duly empowered and authorized by his/her respective client(s) to do so.

Dated:  January 5_, 2010

LAW OFFICES OF JAMES V. BASHIAN, P.C.          LOWENSTEN SANDLER, P.C.


By:/s/ James V. Bashian                      By:/s/ Steven M. Skolnick
   --------------------                         ----------------------
   James V. Bashian                               Steven M. Skolnick
70 Adams Street, 4th Floor                        Matthew M. Oliver
Hoboken, New Jersey 07030                         Kevin M. Brennan
Tel.: 973-227-6330                             65 Livingston Avenue
Fax.: 201-488-3330                             Roseland, New Jersey 07068
                                               Tel.: 973-597-2500
                                               Fax.: 973-597-2300

                                               Attorneys for Defendants Andre A.
                                               Dimino, David Saloff, Kenneth S.
                                               Abramowitz, Pamela  J. Newman,
                                               Jeffrey A. Tischler, and Ivivi
                                               Technologies, Inc.

                                               ---------------------------------
                                               FERRO LABELLA & ZUCKER L.L.C.
GARDY & NOTIS, LLP

By:/s/ James S. Notis                        By: /s/ Christopher L Weiss
   ------------------                            -----------------------
   James S. Notis                                 Christopher L Weiss
560 Sylvan Avenue                              27 Warren Street
Englewood Cliffs, New Jersey 07632             Hackensack, New Jersey 07601
Tel: 201-567-7377                              Tel.: 201-489-9110
Fax: 201-567-7337                              Fax.: 201-489-5653

Attorneys for Plaintiff                        Attorneys for Steven Gluckstern,
                                               Ajax Capital LLC, and
                                               Ivivi Technologies, LLC

                            Ivivi Technologies, Inc.

                            Proxy Statement Excerpts

                        (Marked against Amendment No. 2*)



2010), plus (ii) $475,000; provided, however, that the sum of the amounts in clauses (i) and (ii) shall in no event exceed $3,150,000, minus (B) the amount of any advances of the purchase price made by Buyer to the Company prior to the closing as contemplated by amendment No. 1 to the Asset Purchase Agreement. As of DECEMBER 29, 2009, THE COMPANY RECEIVED $250,000 IN ADVANCES FROM THE BUYER TO FUND ITS OPERATIONS AND EXPENSES.


WHEN THE SALE OF THE BUSINESS IS EXPECTED TO BE COMPLETED (PAGE [__])

If the Proposal to Sell the Business is approved by our shareholders at the special meeting, we expect to complete the sale of the Business as soon as practicable (and in any event within three business days) following the special meeting, assuming all of the conditions in the Asset Purchase Agreement have been satisfied or waived. We and Buyer are working toward satisfying the conditions to closing and completing the sale of the Business as soon as reasonably practicable. However, the sale of the Business might not be completed soon or at all.

VOTE REQUIRED FOR APPROVAL PROPOSAL NOS. 1, 2, 3 AND 4 AT THE SPECIAL MEETING (PAGE [__])

Proposal Nos. 1, 2, 3 and 4 must be approved by the affirmative vote of holders of a majority of the votes cast in person or by proxy and entitled to vote at the special meeting. Abstentions and broker non-votes will not affect the results.


IN CONNECTION WITH THE SIGNING OF THE ASSET PURCHASE AGREEMENT, BUYER, THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY WHO HAVE THE POWER TO VOTE APPROXIMATELY 39.6% (AND TOGETHER WITH THE COMPANY'S COMMON STOCK HELD BY STEVEN
M. GLUCKSTERN, APPROXIMATELY 51.3%) OF THE COMPANY'S COMMON STOCK, ENTERED INTO A VOTING AGREEMENT, DATED SEPTEMBER 24, 2009 (REFERRED TO IN THIS PROXY STATEMENT AS THE "VOTING AGREEMENT"). PURSUANT TO THE VOTING AGREEMENT, THE SIGNATORY SHAREHOLDERS AGREED TO VOTE THEIR SHARES OF THE COMPANY'S COMMON STOCK IN FAVOR OF THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT. AS PART OF THE COMPANY'S SETTLEMENT OF THE LITIGATION DESCRIBED IN THIS PROXY STATEMENT, THE VOTING AGREEMENT WAS TERMINATED. HOWEVER, AS OF THE DATE OF THIS PROXY STATEMENT, THE COMPANY BELIEVES THAT THE SHAREHOLDERS WHO WERE PARTIES TO THE VOTING AGREEMENT INTEND TO VOTE THEIR SHARES IN FAVOR OF EACH OF THE PROPOSALS.


REASONS FOR THE SALE OF THE BUSINESS (PAGE [__]); RECOMMENDATION OF OUR BOARD OF DIRECTORS (PAGE [__])

In reaching its determination to enter into the Asset Purchase Agreement and approve the sale of the Business, our board of directors formed a special committee of the board comprised of two of our independent directors. The special committee and the board of directors consulted with our management and our legal and financial advisors and considered a number of factors. After careful evaluation of the potential benefits, negative factors and other material considerations relating to the sale of the Business and the Asset Purchase Agreement (including the consideration to be paid by Buyer for the Business), our board of directors (with Mr. Gluckstern, the Company's Chairman, President, Chief Executive Officer and Chief Financial Offer, taking no part in the deliberations or vote), following a unanimous recommendation by the special committee of the board of directors, unanimously approved and recommended that our shareholders approve Proposal Nos. 1, 2, 3 and 4.


INTERESTS OF CERTAIN PERSONS IN THE SALE OF THE BUSINESS (PAGE [__])

In considering the recommendation of the Company's board of directors with respect to the Asset Purchase Agreement, the Company's shareholders should be aware that some of the Company's directors and executive officers, particularly Mr. Gluckstern, our Chairman, President, Chief Executive Officers and Chief Financial Officer, who is associated with Buyer as described on page ___ of this proxy statement and controls Ajax, have interests in the sale of the Business that are different from, or in addition to, the interests of the Company's shareholders generally. Under the terms of a participation agreement between Mr. Gluckstern, Kathryn Clubb (who associated with Buyer and Ajax and who first started as a consultant of the Company on February 1, 2009 and, on August 1, 2009, became an employee of the Company), and Emigrant, which agreement was entered into simultaneously and in

*  PLEASE NOTE THAT THE MARKED TEXT IS INDICATED IN ALL CAPITAL LETTERS.

Because the Buyer is a newly formed entity and has no substantial assets or liabilities, other than those incidental to its formation and those incurred in connection with the transactions contemplated by the Asset Purchase Agreement, Ajax became a party to the Asset Purchase Agreement only for the limited purpose of providing to the Company an unconditional and irrevocable guaranty of the Buyer's payment obligations of the purchase price under the Asset Purchase Agreement.

The principal executive offices of Buyer and Ajax are located at 460 Park Avenue, 21st Floor, New York, New York 10022.

BACKGROUND OF THE SALE OF THE BUSINESS

During the fiscal year 2008, our management and board of directors agreed that by the first quarter of fiscal 2009, we would need to secure additional capital for our ongoing operations and that we should pursue opportunities to raise additional capital. In connection with such efforts, in June 2007, we engaged Jefferies & Company, Inc. ("Jefferies") to act as our investment bank and to seek opportunities for us to obtain additional capital for our business.


Although Jefferies attempted to raise capital for us from June 2007 to August 2008, we were not successful, in part, we believe due to the U.S. Food and Drug Administration's ("FDA") determination on MARCH 18, 2008 that our products were Not Substantially Equivalent (NSE) to other devices cleared for marketing through the 510(k) process or otherwise legally marketed prior to May 28, 1976. IN ADDITION TO OUR INABILITY TO RAISE CAPITAL AND THE ELECTION BY JEFFERIES TO TERMINATE ITS ENGAGEMENT WITH US IN AUGUST 2008, ALLERGAN USA, INC. ("ALLERGAN"), A GLOBAL HEALTHCARE COMPANY THAT WE ENGAGED TO DISTRIBUTE OUR PRODUCTS IN THE AESTHETIC OR BARIATRIC MARKETS, ELECTED TO CEASE TO DISTRIBUTE OUR PRODUCTS AND, IN NOVEMBER 2008, WE AND ALLERGAN DECIDED TO MUTUALLY TERMINATE OUR EXCLUSIVE DISTRIBUTION AGREEMENT. AS PART OF SUCH TERMINATION, ALLERGAN REQUIRED US TO REPURCHASE OUR PRODUCTS HELD BY THEM IN INVENTORY AND FOR 180 DAYS FOLLOWING THE SIGNING OF THE TERMINATION AGREEMENT WITH ALLERGAN, WE WERE NOT ALLOWED TO ENTER INTO A DISTRIBUTION AGREEMENT WITH ANY THIRD-PARTY DISTRIBUTOR FOR THE DISTRIBUTION OF OUR PRODUCT IN THE AESTHETIC AND BARIATRIC FIELDS IN THE UNITED STATES. FOLLOWING THE REPURCHASE OF SUCH INVENTORY, WE RESOLD SOME OF THE RETURNED PRODUCTS, PROVIDED SOME OF THE RETURNED PRODUCTS AS SAMPLES TO POTENTIAL CUSTOMERS AND SOME OF THE RETURNED PRODUCTS REMAIN IN OUR INVENTORY AND WILL BE RESOLD AS PART OF THE ASSET PURCHASE AGREEMENT. WE ALSO BELIEVE THAT THE FDA'S NSE LETTER AFFECTED OUR ABILITY TO SECURE OTHER DISTRIBUTORS IN OTHER FIELDS IN WHICH OUR PRODUCTS COULD BE UTILIZED. IN DECEMBER 2008, THE FDA REVERSED ITS POSITION AND INFORMED US THAT OUR PRODUCTS WERE "SUBSTANTIALLY EQUIVALENT." FOLLOWING RECEIPT OF THE FDA LETTER, WE ATTEMPTED TO RE-ENGAGE ALLERGAN AS A DISTRIBUTOR, BUT ALLERGAN INFORMED US THAT THEY WERE NO LONGER INTERESTED IN OUR PRODUCT.

ON JUNE 30, 2008, WE ANNOUNCED THE RESULTS OF A DOUBLE-BLIND, RANDOMIZED, PLACEBO-CONTROLLED AND PROSPECTIVE TRIAL COMPLETED AT THE CLEVELAND CLINIC USING OUR TECHNOLOGY. IN THE STUDY OF THIRTY PATIENTS WITH CARDIOMYOPATHIES AND NO OTHER TREATMENT OPTIONS, THE PATIENTS IN THE ACTIVE ARM DEMONSTRATED SIGNIFICANT REDUCTIONS IN ANGINAL PAIN AND FREQUENCY WITH AN ACCOMPANYING REDUCTION IN NITROGLYCERINE USE. ALTHOUGH THE RESULTS OF THE TRIAL WERE PROMISING, WE DISCLOSED THAT FUTURE STUDIES WOULD BE REQUIRED BEFORE WE WOULD BE ABLE TO SECURE APPROVAL BY THE FDA TO MARKET OUR PRODUCTS AND GENERATE REVENUE IN THE CARDIOVASCULAR MARKET. IN ADDITION, IN ORDER FOR US TO COMPLETE SUCH STUDIES, WE NEEDED TO OBTAIN ADDITIONAL CAPITAL WHICH UNFORTUNATELY WE WERE NOT ABLE TO DO.


In August 2008, our board of directors made several management changes, including the appointment of Steven M. Gluckstern, the then Chairman of the Company to the positions of Chairman, President and Chief Executive Officer of the Company. In addition, Andre A. DiMino, the then Co-Chief Executive Officer, was appointed to the position of Executive Vice President, Chief Technical Officer and David Saloff was named Executive Vice President, Chief Business Development Officer.

During this period, our management continued to pursue opportunities to raise additional capital for our business.

In December 2008, we engaged Foundation Ventures LLC ("Foundation") and another advisor to act as our investment bankers and to seek opportunities for us to obtain additional capital for our business. In late December 2008, we determined to terminate the engagement of the other advisor.

From December 2008 through April 2009, our management, together with Foundation, met with more than 200 potential institutional investors. Although several investors indicated an interest in providing financing to us and commenced due diligence, we did not receive any formal proposals from any such investors.

On January 6, 2009, the board of directors and management held a telephonic meeting during which a member of the bankruptcy department of our legal counsel provided the board with an overview of bankruptcy and solvency procedures and related matters.


From January 2009 through April 2009, our board of directors held a number telephonic and in person board meetings where the board continued to discuss our financial position and cash flows needed for additional capital, ways to preserve capital and our capital raising activities, including the process undertaken by Foundation and management in seeking additional capital. In addition, during such period, the board discussed "going dark" and the process of deregistering the Company's common stock under the Securities Exchange Act of 1934, as amended (THE "EXCHANGE ACT"). As a result of our inability to secure other financing, on April 7, 2009, we entered into the Loan Agreement with Emigrant under which we borrowed an aggregate of $2.5 million from Emigrant between April 2009 and July 2009. The terms of the promissory note issued in connection with the loan provided for the right to convert into our common stock if we were able to complete a financing meeting the criteria set forth in the loan documents. The maturity date under the loan was initially July 31, 2009. However, under the terms of the loan, we extended the maturity date under the loan until August 30, 2009. In connection with the loan, Mr. Gluckstern and a consultant of ours (currently one of our employees and an affiliate of Buyer) entered into a participation arrangement with Emigrant whereby Mr. Gluckstern and such consultant invested $425,000 and $100,000, respectively, with Emigrant and have a right to participate with Emigrant in the note issued in connection with the loan.


Following the receipt of the loan from Emigrant, we elected to pursue a process where we and Foundation would seek investments from "high net worth" accredited investors in addition to seeking capital from institutional investors. From May 2009 through July 2009, we and Foundation met with more than 100 "high net worth" accredited investors. Although several investors indicated an interest in providing financing to us, ultimately they informed us that they were unwilling to do so unless a lead investor with experience in our line of business was obtained.


At a meeting of the board of directors held on June 8, 2009, our outside legal counsel made a presentation to the board of directors which outlined the process of deregistering the Company's common stock under the Exchange Act, and the board of directors discussed the positives and negatives of such action. At such meetings, our board of directors elected to postpone taking such action, but elected to continue evaluating such action at future meetings.


On June 23, 2009, trading of our common stock was suspended on the NASDAQ Stock Market and our common stock commenced trading on the Pink Sheets. Following such suspension in July 2009, our common stock commenced trading on the over-the-counter bulletin board.

During July 2009, our management, counsel and bankers had various conversations with Emigrant to determine if they were interested in either extending the terms of the loan or investing additional capital into us. Emigrant informed such parties that they were not interested in investing more capital into us and expected that the principal and interest under the loan would be repaid in full at maturity.


IN JULY 2009, WE FILED A 510(K) SUBMISSION WITH THE FDA FOR MARKETING CLEARANCE FOR A TENS (TRANSCUTANEOUS ELECTRICAL NERVE STIMULATION) DEVICE KNOWN AS ISO-TENS WHICH USES OUR TECHNOLOGY. THIS NEW DEVICE IS PROPOSED FOR COMMERCIAL DISTRIBUTION FOR THE SYMPTOMATIC RELIEF OF CHRONIC INTRACTABLE PAIN; ADJUNCTIVE TREATMENT OF POST-SURGICAL OR POST TRAUMATIC ACUTE PAIN; AND ADJUNCTIVE THERAPY IN REDUCING THE LEVEL OF PAIN ASSOCIATED WITH ARTHRITIS. WE BELIEVE THE ISO-TENS WILL ENABLE PENETRATION INTO VARIOUS CHRONIC PAIN MARKETS IF FDA CLEARANCE IS OBTAINED. CURRENTLY, WE ARE RESPONDING TO A REQUEST FOR ADDITIONAL INFORMATION.

At a special telephonic meeting of our board of directors held on July 11, 2009, following an update by Mr. Gluckstern and Foundation that it appeared to be unlikely that we would be able to obtain financing necessary to repay the Emigrant loan and increase our working capital in a timely fashion, our board of directors approved an austerity plan in order to preserve our limited cash resources. In addition, at the July 11, 2009 meeting of the board of directors, a member of the bankruptcy department from our legal counsel updated the board and management on alternatives, including the filing for bankruptcy protection, and also informed the board and management of their fiduciary duties.

At a special telephonic meeting of our board of directors held on July 20, 2009, following an update by Mr. Gluckstern and Alan Gallantar, our then Chief Financial Officer, regarding our financial condition, Mr. Gluckstern provided the board and management with an update of the previously approved austerity plan. Mr. Gluckstern then provided the board with an update of discussions with Emigrant regarding extensions of the maturity date of the Emigrant loan and, although no formal response was received, Mr. Gluckstern believed that Emigrant would be willing to provide a forbearance to the Company.

At a telephonic meeting of our board of directors held on July 31, 2009, the board approved the extension of the Emigrant loan until August 30, 2009. In addition, at the board meeting, Mr. Gluckstern informed the board that he was considering the possibility of making an investment into the Company. Following such approval, Mr. Gluckstern excused himself from the meeting and legal counsel for the Company advised the board of directors of their fiduciary responsibilities and the need to form a special committee of the board in the event Mr. Gluckstern did deliver a proposal to the Company.

On August 3, 2009, the board of directors (absent Mr. Gluckstern) held a special telephonic meeting at which it appointed a special committee of the board of directors comprised of Kenneth Abramowitz and Jeffrey Tischler, two of our independent directors, to review and analyze an offer, if any, received by us from Mr. Gluckstern. The special committee was authorized to recommend to the full board of directors whether to accept or reject and to negotiate any such proposed transaction with Mr. Gluckstern. In making its determinations, the special committee was authorized to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed reasonable and necessary. As a result of its familiarity with the Company and the financing process and its ability to provide a fairness opinion, the special committee elected to engage Foundation as its financial advisor to assist in the negotiation of the terms of any potential transaction and to complete a market check to determine if there were any interested buyers or investors for the business and to seek strategic alternatives. In addition, legal counsel to us advised the special committee as to the special committee's fiduciary responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the special committee with respect to an offer made by Mr. Gluckstern.

On August 19, 2009, we received a non-binding proposal from Ajax, an entity controlled by Mr. Gluckstern, pursuant to which Ajax proposed to purchase substantially all of our assets and assume certain of our specified ordinary course liabilities for a purchase price payable to us equal to the aggregate of
(i) the principal and interest outstanding, as of closing, under our loan with Emigrant and (ii) approximately $225,000 as additional consideration to meet the obligations of our creditors (which amount was based on a formula equal to $0.02 multiplied by the number of shares of our common stock outstanding as of such date ); provided, that the aggregate purchase price specified in clauses (i) and
(ii) would not be in excess of $2.9 million. The non-binding proposal indicated that the closing of any transaction would be subject to certain conditions, including, among others, the negotiation of a definitive asset purchase agreement and an extension of the August 30, 2009 maturity date under our loan with Emigrant.

On August 20, 2009, the board of directors (absent Mr. Gluckstern) and the special committee held a joint telephonic meeting to discuss the general terms of the Ajax proposal and to further discuss the process to be undertaken by the special committee. At the meeting, Foundation discussed the status of the market check and the process to be undertaken going forward. Foundation also requested that the directors and management of the Company provide them with the names of any additional potential buyers that the directors and management may be aware of. Foundation also discussed the process to be undertaken by them in connection with the delivery of a fairness opinion. At the meeting, the board of directors (absent Mr. Gluckstern) and the special committee discussed alternatives to the Ajax proposal, including the filing for bankruptcy protection, and legal counsel for the Company reminded the directors and the special committee of their fiduciary responsibilities. In addition, the board of directors and the special committee discussed structural changes to the Ajax proposal, including a sale of equity to Ajax in lieu of an asset sale.

On August 21, 2009, counsel for Buyer delivered a draft of an asset purchase agreement to counsel for the Company.

On August 24, 2009, the special committee held a telephonic meeting with Foundation and legal counsel to discuss the terms of the draft asset purchase agreement and requested that legal counsel attempt to negotiate changes in the draft asset purchase agreement to change the structure of the proposed transaction or potentially provide us with additional cash proceeds or reduced liabilities so that we might have enough cash to not only repay our outstanding liabilities but also to provide a benefit to our shareholders following the sale of our assets.. Foundation discussed the process and the work necessary to provide a fairness opinion to us and updated the committee on Foundation's market check to date and one potentially interested party. Foundation informed the committee that all other potential candidates indicated that they were not interested in pursuing a transaction with us. The committee, legal counsel for Foundation and the Company also discussed the ability and the terms under which Emigrant might be willing to extend the maturity date under the loan.

From August 24, 2009 through August 31, 2009, counsel for the Company and counsel for Buyer negotiated the terms of the transaction and exchanged revised drafts of the asset purchase agreement, the voting agreement and other ancillary documents. The negotiations were primarily focused on the structure of the proposed transaction, including discussions regarding a sale of equity in lieu of an asset sale, as well as the terms of our ability to shop the company after the execution of the asset purchase, the purchase price to be paid by Buyer and the amount of the termination fee that would be payable by us in certain situations. During this period, Buyer determined that it was not interested in changing the structure of the transaction from an asset purchase to a purchase of our equity or a merger involving us as a result of (i) our outstanding liabilities, (ii) the large number of outstanding options and warrants and (iii) the requirements of continuing as a public company. In addition, during such period, the special committee held various calls during which Foundation and legal counsel to us updated the committee on the terms of the transaction, the status of Foundation's market check, as well as the draft fairness opinion, and the discussions with Emigrant. Representatives of Foundation also informed the special committee that one potential buyer had indicated interest and that such party was reviewing the Company's publicly available information.

On August 30, 2009, members of the special committee, a representative from Emigrant, legal counsel to us and representatives from Foundation had a call to discuss the terms of the draft forbearance agreement received from Emigrant and discussed the timing of the execution of such forbearance.

On August 31, 2009, each of the special committee and the board of directors, together with counsel, held telephonic meetings to discuss and approve the forbearance agreement with Emigrant. In addition, at the board meeting, the board discussed, after Mr. Gluckstern left the call, the status of the negotiation of the draft asset purchase agreement and the financial condition of the Company.

On August 31, 2009, we entered into a forbearance agreement with Emigrant under which Emigrant agreed to forbear from requiring us to repay the loan through September 9, 2009 in order to negotiate the transaction with Ajax and allow us to continue our market check to seek alternatives proposals.

From August 31, 2009 through September 16, 2009, counsel for the Company and counsel for Buyer continued to negotiate the terms of the transaction and exchanged revised drafts of the asset purchase agreement, the voting agreement and other ancillary documents. The negotiations were primarily focused on the structure of the proposed transaction, including discussions regarding a sale of equity in lieu of an asset sale, the net operation losses available, as well as the terms of our ability to shop the company after the execution of the asset purchase, the purchase price to be paid by Buyer, the amount of the termination fee that would be payable by us in certain situations and certain releases to be provided to us by Mr. Gluckstern and Ms. Clubb at the closing of the transaction, which would include the termination of their employment agreements and release from amounts owed to each of them through September 15, 2009. In addition, during such negotiations, we were able to increase the purchase price payable to the Company in connection with the transaction by up to an additional $250,000 in cash.

On September 8, 2009, following a call between Buyer's counsel and our counsel, a telephonic meeting of the special committee was held to discuss the status of the negotiations between the parties. In addition, Foundation provided the special committee with an update of the status of its fairness opinion, as well as discussions the bankers had with a couple of parties that had indicated interest in us, one of which parties discussed above signed a non-disclosure agreement with us to move forward on due diligence.

On each of September 9, 2009, September 14, 2009 and September 16, 2009, Emigrant and the Company executed amendments to the forbearance agreement to provide us with additional time to complete our negotiations with Buyer and allow us to continue our market check to seek alternative proposals.

On each of September 11, 2009 and September 16, 2009, the special committee, together with its legal counsel and representatives of Foundation, held a telephonic meeting to discuss the proposed transaction. During the meeting, legal counsel provided the committee with a detailed summary of the asset purchase agreement, the voting agreement and the other ancillary documents. In addition, representatives of Foundation informed the special committee that the party that had signed the non-disclosure agreement continued in its due diligence process but had not delivered any term sheet or proposal with respect to a transaction with us. Also during the meeting on September 16, 2009, Foundation delivered a presentation to the special committee of its findings and gave its oral opinion that the consideration in the proposed transaction to be received by us was fair to our shareholders and creditors from a financial point of view.

At the conclusion of the September 16, 2009 special committee meeting, the special committee determined that the transaction as reflected in the draft form of the asset purchase agreement presented to the committee was fair and in the best interests of the Company. The special committee adopted a resolution recommending to the full board of directors that the board approve the transaction and complete and execute the asset purchase agreement and the ancillary documents. The special committee's recommendation was conditioned on the final form of the asset purchase agreement not containing any changes that were materially adverse to us and on the finalization of the forbearance terms with Emigrant.

Immediately following the special committee meeting on September 16, 2009, the full board of directors (absent Mr. Gluckstern) held a telephonic meeting to receive the report of the special committee. At this meeting, the special committee unanimously recommended to our board of the directors that the board approve the transaction and complete and execute the asset purchase agreement, subject to the final form of the asset purchase agreement not containing any changes that were materially adverse to us and on the finalization of the forbearance terms with Emigrant. At the board meeting, Foundation also summarized its presentation given to the special committee on September 16, 2009 for the full board of directors and confirmed its fairness opinion. Further, Foundation informed the special committee that the party that had signed the non-disclosure agreement continued in its due diligence process but still had not delivered any term sheet or proposal with respect to a transaction with us.

After hearing the recommendations of the special committee, the board of directors unanimously determined (absent Mr. Gluckstern), that the transaction, the asset purchase agreement, the voting agreement and the transactions contemplated thereby were advisable, fair and in the best interests of the Company and authorized management to execute the asset purchase agreement reflecting the terms of the transaction, subject to the final form of the asset purchase agreement not containing any changes that were materially adverse to us and on the finalization of the forbearance terms with Emigrant.

From September 16, 2009 through September 24, 2009, our counsel, counsel for Buyer and counsel for Emigrant negotiated the terms of an amended and restated forbearance agreement and other ancillary documents and finalized the asset purchase agreement and related documents.

On September 22, 2009, the special committee and the board of directors held a joint telephonic meeting to review the proposed revisions to the form of the asset purchase agreement and the related documents, as well as the form of amended and restated forbearance agreement with Emigrant. The committee and legal counsel reviewed the proposed revisions and the terms of the amended and restated forbearance agreement. In addition, Foundation again orally confirmed its fairness opinion and provided an update with respect to the other interested party, but confirmed that no term sheet or proposal had been delivered by such party. Subsequently, Foundation provided us with a written opinion to that effect. This opinion is set forth as ANNEX B to this proxy statement. In addition, the special committee confirmed it earlier recommendation and the board of directors approved the transactions.

On September 24, 2009, the Asset Purchase Agreement was executed by us, Buyer and Ajax (as Guarantor). In addition, the ancillary documents, including the Voting Agreement and the amended and restated forbearance agreement were executed.

On September 24, 2009, we issued a press release announcing our agreement to sell substantially all of our assets to Buyer.

During the period from the execution of the Asset Purchase Agreement through the filing of this proxy statement, one interested party continued its due diligence process, but ultimately determined not to continue discussions with us regarding a potential transaction.


On November 17, 2009, we entered into Amendment No. 1 to the Asset Purchase Agreement. The amendment gives us the right to request advances from Buyer during the period prior to the closing up to a maximum of $300,000; provided, that any advances under the agreement will be deducted from the purchase price payable by Buyer at the closing. As consideration for Buyer's agreement to advance funds to us until the closing of the transactions contemplated by the Asset Purchase Agreement, we have agreed to pay up to $0.50 for each $1.00 we receive as an advance under the Asset Purchase Agreement for the Buyer's legal expenses; provided that such reimbursement of Buyer's legal expenses shall not exceed $150,000; provided, further that such expenses shall be pari passu with our payment obligations to our other creditors. The Company has also agreed to pay up to $20,000 of Buyer's and Ajax's costs and expenses (including legal fees and expenses) incurred by Buyer and Ajax in connection with Amendment No. 1. In the event the Asset Purchase Agreement is terminated prior to the closing, the Company shall repay the advances as soon as practicable following the date of such termination with interest at the rate of 8% per annum for each day until the advances are repaid; provided that any advances that remain unpaid as of the due date (30 days after the date of such termination) will accrue an interest rate of 12% per annum for each day until repaid. Our indebtedness pursuant to the advance payments is unsecured and subordinated in right of payment to Emigrant pursuant to a Subordination Agreement, dated November 17, 2009, among us, Emigrant and Buyer (the "Subordination Agreement"). AS OF DECEMBER 29, 2009, THE COMPANY RECEIVED $250,000 IN ADVANCES FROM THE BUYER TO FUND ITS OPERATIONS AND EXPENSES.

NEW JERSEY TAX CREDIT PROGRAM

THE NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY (THE "EDA") HAS A PROGRAM UNDER WHICH NEW JERSEY TECHNOLOGY COMPANIES MEETING CERTAIN REQUIREMENTS ARE ENTITLED TO SUBMIT AN APPLICATION FOR APPROVAL TO SELL THEIR TAX BENEFITS GENERATED FROM NET OPERATING LOSSES. AS WE DID IN 2008, WE SUBMITTED AN APPLICATION WITH THE EDA AND, ON DECEMBER 17, 2009, WE RECEIVED A LETTER FROM THE EDA NOTIFYING US THAT WE MIGHT BE ABLE TO SELL UP TO APPROXIMATELY $770,000 OF TAX BENEFITS UNDER THE NEW JERSEY TAX CREDIT TRANSFER PROGRAM (THE "PROGRAM") GENERATED FROM OUR NET OPERATING LOSSES AS OF MARCH 31, 2009 (THE END OF OUR FISCAL YEAR). IN ADDITION, WE MAY BE ABLE TO USE FUTURE OPERATING LOSSES TO RECEIVE TAX CREDITS FOR FUTURE PERIODS ASSUMING WE CONTINUE TO OPERATE A BUSINESS THAT SATISFIES THE PROGRAM (AS DESCRIBED BELOW) AND THAT THE EDA CONTINUES THE PROGRAM FOR FUTURE PERIODS.

    o the requirement that we pay Buyer a termination fee of $90,000 if the Asset Purchase Agreement is terminated under certain circumstances; and

    o if the transaction is not completed, we will not be able to meet our obligations under the loan and Emigrant will have the right to foreclose under the loan, which is secured by all of our assets.

The board and the special committee did from time to time, prior to the Ajax proposal and during its review and analysis of the Ajax proposal, review and analyze our assets, both the value and types of assets held by us, as well as our outstanding liabilities, based on management's determination of such values. However, the board and the special committee did not consider the liquidation value as part of its analysis of the Ajax proposal for the following reasons:
(i) substantially all of our assets are intellectual property and other intangible assets, which we believe are extremely difficult to value, (ii) based on our market check and other activities, which occurred over a period of more than 12 months, we were unable to locate a buyer interested in purchasing all or a portion of our assets and, as a result, neither the board, the special committee nor Foundation believed that there was a market for individual assets of the company and they did not believe that we would be able to obtain a better purchase price for our assets if we had elected to liquidate and (iii) the market check also did not result in the creation of a market value for our business or assets. As a result of our dire financial condition and limited cash resources, as well as the reasons set forth above, we did not believe that the benefits of such a valuation report would outweigh the costs of retaining a firm to provide such valuation.

After taking into account all of the factors set forth above, as well as other factors, our special committee and board of directors agreed that the benefits of the proposed sale outweigh the risks and that the Asset Purchase Agreement and the proposed sale of our assets are advisable, fair to, and in the best interests of, us, our creditors and our shareholders. Our special committee and the board of directors did not assign relative weights to the above factors or other factors it considered. In addition, our special committee and board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of such factors. Individual members of the special committee and the board of directors might have given different weights to different factors.


OPINION OF THE COMPANY'S FINANCIAL ADVISOR

On September 16, 2009, at a meeting of the special committee and at a meeting of the board of directors of the Company, each held to evaluate the transaction, Foundation delivered to the special committee and the board of directors an oral opinion, which was reconfirmed by Foundation at a joint meeting of the special committee and the board of directors on September 22, 2009 and confirmed by delivery of a written opinion, dated September 22, 2009, to the effect that, based upon and subject to the limitations and qualifications set forth in the opinion, as of the date of the opinion, the total value to be received by the Company in the transaction with Buyer was fair to the shareholders and creditors of the Company from a financial point of view.

The full text of the Foundation opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Foundation. The opinion is attached as ANNEX B to this proxy statement and is incorporated into this proxy statement by reference. THE COMPANY'S SHAREHOLDERS ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE OPINION BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

Foundation's opinion does not address the Company's underlying business decision to effect the sale of the assets to Buyer or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the transaction or any other matter. In rendering its opinion, Foundation assumed, with the consent of the Company's special committee, that the final executed form of the Asset Purchase Agreement did not differ in any material respect from the draft that it examined, and that Buyer, Ajax and the Company will comply with all the material terms of the Asset Purchase Agreement. The final executed agreement did not differ in any material respect from the draft that Foundation examined in connection with rendering its opinion.

Foundation, in arriving at its opinion, has, among other things:

    o reviewed certain publicly available business and financial information relating to the Company that it deemed relevant;


    o reviewed certain internal information furnished by the Company relating to the business, including cash flow, assets, liabilities and prospects of the business, furnished by the Company and the ability of the Company to operate if the transaction is not consummated;


    o conducted discussions with members of senior management and representatives of the Company concerning the matters described above;

    o reviewed publicly available financial and stock market data for the Company and certain other companies in lines of business that it deemed relevant and compared them with the business of the Company;

    o compared the financial performance of the Company with that of certain other publicly-traded companies that it deemed relevant;

    o reviewed the financial terms, to the extent publicly available, of certain business combination transactions that it deemed relevant;

    o reviewed the premiums paid, to the extent publicly available, of certain business combination transactions that it deemed relevant;

    o reviewed and analyzed the financial terms of a draft of the asset purchase agreement dated September 21, 2009;

    o contacted other potential investors regarding an investment in the Company, as well as potential buyers for the business of the Company; and

    o conducted such other financial studies and analyses and took into account such other information as it deemed appropriate.



In connection with its review, Foundation did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by it for the purpose of its opinion and, with the consent of the Company's special committee, relied on such information being complete and accurate in all material respects. In addition, at the special committee's direction, Foundation has not made any independent evaluation or appraisal of any of the assets or liabilities of the Company, nor has Foundation been furnished with any such evaluation or appraisal.



Foundation's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Foundation has assumed, with the consent of the special committee, that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or Buyer or on the expected benefits of the transaction.

The opinion was for the use and benefit of the special committee and the board of directors of the Company in their evaluation of the transaction. In addition, Foundation did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the transaction value.

FINANCIAL ANALYSES

The following is a summary of the financial analyses presented to the Company's special committee and board of directors at its meetings held on September 16, 2009 and September 22, 2009, in connection with the delivery of its oral opinion at those meetings and its subsequent written opinion.

Foundation highlighted the following facts for the special committee and the board of directors:

    o over a period of more than 12 months, the Company approached more than 200 institutional investors and approximately 100 high net worth individuals;

    o Foundation reached out to 13 potential fINANCIAL AND STRATEGIC acquirors of the business COMMENCING IN JULY 2009;

    o to date, the Company's attempts at obtaining financing and/or strategic opportunities, other than the Ajax offer, have been unsuccessful;

    o    the Company lacks a robust pipeline of product candidates;

    o the recent delisting of the Company's securities from the NASDAQ Stock Market had negatively impacted the Company's stock price and trading prospects;

    o the Company is operating with a severely reduced staff and full-scale operations with respect to the technology will require the Company to rebuild its workforce; and

    o absent a significant investment providing the Company with the ability to repay its loan from Emigrant and o to operate its business, the Company's options would have been limited to bankruptcy or liquidation of its assets.

In its evaluation of the proposed transaction, Foundation analyzed the historical financial performance and prospects of the Company's business and considered several valuation methodologies discussed below. AS A RESULT OF THE COMPANY'S EARLY STAGE AND PRE-REVENUE STATUS, AS WELL AS THE FACT THAT THE COMPANY HAD LIMITED CASH RESOURCES TO OPERATE ITS BUSINESS, THE COMPANY WAS NOT ABLE TO PROVIDE FOUNDATION WITH RELIABLE CURRENT PROJECTIONS FOR THE COMPANY. THEREFORE, FOUNDATION'S EVALUATION OF THE TRANSACTION DID NOT INCLUDE AN ANALYSIS OF PROJECTED FINANCIAL PERFORMANCE.


The summary set forth below does not purport to be a complete description of the analyses performed by Foundation in arriving at its opinion. The fact that any specific analysis has been referred to in the summary below or in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to the Company, its business or the proposed sale of the assets, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, except as set forth below, Foundation did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Foundation believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Foundation, create an incomplete and misleading view of the analyses underlying Foundation's opinion.


The analyses do not purport to be appraisals or to reflect the prices at which the Company's shares might trade at any time after announcement of the proposed sale of the assets of the Company. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, future results or actual values may be materially different from those contemplated herein.


Foundation compiled data for comparable public companies in similar business lines as the Company and looked at the financial performance and valuations of such companies. Foundation selected the companies based on a number of criteria, including the nature of the companies' operations, size and target markets. Although none of the selected companies are directly comparable to the Company's business, the companies selected included:

    o    Bioeletronics, Corp.;

    o    Diapulse Corp. of America.;

    o    Dynatronics Corporation;

    o    Empi AD;

    o    Regenesis Group; AND

    o    KINETIC CONCEPTS, INC.

Foundation looked at the following metrics of companies:

                                            GUIDELINE COMPANY ANALYSIS

----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
  COMPANY NAME        TICKER        STOCK PRICE        SHARES         MARKET CAP          DEBT         ENTERPRISE
                                                     OUTSTANDING                                          VALUE
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
 BIOELECTRONICS        BIEL            0.0920          894.26M           82.2M            1.6M             N/A
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
    DIAPULSE          DIAC.PK          0.2480            N/A              N/A             N/A              N/A
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
  DYNATRONICS          DYNT             0.73           13.68M            9.98M            8.8M           18.54M
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
      EMPI            OEBM.L            2.50             N/A              N/A             N/A              N/A
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
KINETIC CONCEPTS        KCI            36.51           71.06M            2.59B           1.40B            3.74B
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
   REGENESIS           RGN.L            0.15             N/A            108.4K            N/A              N/A
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------


FOUNDATION IDENTIFIED THE ABOVE COMPANIES, WHICH IN THEIR JUDGMENT, PROVIDED A REASONABLE BASIS FOR COMPARISON TO THE RELEVANT INVESTMENT CHARACTERISTICS OF THE COMPANY. HOOVER'S ONLINE DATABASE, THE COMPANY'S 10-K AND OTHER ONLINE SEARCHES WERE UTILIZED TO IDENTIFY POTENTIAL COMPARABLES. PRIMARY SEARCH CRITERIA WERE PUBLIC COMPANIES CLASSIFIED UNDER THE PRIMARY SIC CODE 3845 AND COMPANIES IDENTIFIED BY HOOVER'S AS BEING POTENTIAL COMPETITORS. FOUNDATION ELIMINATED COMPANIES WITH A MATERIAL REVENUE STREAM FROM COMMERCIALIZED PRODUCTS (OTHER THAN KCI, WHICH WAS INCLUDED BECAUSE ITS PRODUCT DIRECTLY COMPETES WITH THE COMPANY'S PRODUCT). AFTER IDENTIFYING COMPARABLE PUBLIC COMPANIES, COMPARISON TO RELATIVE FINANCIAL DATA IS PERFORMED IN ORDER TO EXAMINE THE COMPANY'S MARKET VALUE RELATIVE TO THE SELECTED COMPANIES. TYPICALLY, IN A GUIDELINE PUBLIC COMPANY METHOD, VALUATION MULTIPLES ARE DERIVED FROM THE GUIDELINE COMPANIES FINANCIAL DATA. MULTIPLES ARE THEN ADJUSTED FOR FACTORS SPECIFIC TO THE SUBJECT COMPANY AND APPLIED TO THE SUBJECT COMPANY'S RELEVANT BASIS. Given the lack of significant revenue, earnings and other meaningful basis for comparative valuation analysis, Foundation did not rely upon this methodology as a principal source of valuation data.


Foundation also looked at the trading prices of the capital stock of such companies but did not find it to be a meaningful comparison since it was likely that as a result of the Company's financial condition and substantial debt that the value realized by the Company's shareholders was likely to be zero. Foundation next looked at the decline in the Company's stock price throughout the past 12 months. Since September 2008, the adjusted weekly closing price had declined from $0.45 to approximately $0.04 per share and during the month prior to the delivery of the fairness presentation, the stock price ranged from $0.13 to $0.04 and the trading volume ranged from approximately 0 to 69,800 shares per day. For purposes of their analysis, Foundation focused on the 50 day moving average price of $0.10, although they pointed out that there was potential for significant volatility in the Company's share price due to the low volume and the probability that the ultimate value realized for the Company's common stock may be 0.

In addition, Foundation looked at comparative data relating to the sale or purchase of companies (TRANSACTION/M&A METHOD). THE FOLLOWING TABLE CONTAINS THE TRANSACTIONS REVIEWED BY FOUNDATION:

                                           MERGER & ACQUISITION ANALYSIS

-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
                                                                         TARGET
                                                                         REVENUE     PRICE TO   30 DAY      TOTAL
  ANNOUNCED       CLOSED         SELLER                BUYER            LTM ($MM)    REVENUE    PREMIUM     ASSETS
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
9-SEP-09                     CANDELA CORP.    SYNERON MEDICAL LTD.          124.20       0.52    162.53%      113.61
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
6-JUL-09       6-JUL-09      HAWAII MEDICAL   NATUS MEDICAL, INC.
                             LLC
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
2-JUN-09       25-JUN-09     TECHNITROL,      ALTOR EQUITY PARTNERS          23.72       8.52
                             INC.             AB
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
23-FEB-09      9-APR-09      COREVALVE, INC.  MEDTRONIC, INC.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
20-FEB-09      5-MAY-09      ALSIUS CORP.     ZOLL MEDICAL CORP.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
16-DEC-08      18-DEC-08     SHARED P.E.T.    ALLIANCE IMAGING INC.
                             IMAGING LLC
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
12-AUG-08      12-AUG-08     SPECTRUM SAN     ORSCIENCES HOLDINGS
                             DIEGO INC.       LTD.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
6-AUG-08       6-AUG-08      PLANAR           NDS SURGINAL IMAGING           28.47       1.20                  15.08
                             SYSTEMS, INC.    LLC
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
10-JUL-08      29-AUG-08     EXCEL            GSI GROUP, INC.               158.59       2.19     25.74%      180.39
                             TECHNOLOGY,
                             INC.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
7-JUL-08       23-DEC-08     RELIANT          THERMAGE, INC.                 70.50       1.24
                             TECHNOLOGIES,
                             INC.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
11-MAR-08      15-MAY-08     DATASCOPE CORP.  MINDRAY MEDICAL               156.50       1.29
                                              INTERNATIONAL LTD.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
31-JAN-08      16-JUNE-08    ISIS             ABBOTT LABORATORIES
                             PHARMACEUTICALS,
                             INC.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
17-DEC-07      9-JAN-08      BRISTOL-MYERS    AVISTA CAPITAL
                             SQUIBB CO.       HOLDINGS LP
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
29-NOV-07      29-NOV-07     RENAL            FRESENUS MEDICAL CARE
                             SOLUTIONS, INC.  AG & CO. KGAA
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
30-OCT-07      1-APR-08      E-Z-EM, INC.     BRACCO SPA                    137.37       1.69     40.47%      138.56
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------
2-OCT-07       2-OCT-07      APOLLO LIGHT     RESPIRONICS, INC.
                             SYSTEMS, INC.
-------------- ------------- ---------------- ------------------------ ------------ ---------- ---------- -----------



CERTAIN OF THE TRANSACTIONS SET FORTH ABOVE WERE EITHER PRIVATE TRANSACTIONS OR PUBLICLY DISCLOSED TRANSACTIONS WHERE THE OMITTED INFORMATION WAS NOT PUBLICLY AVAILABLE. THE TRANSACTION/M&A METHOD IS BASED UPON THE PRICES PAID FOR COMPARABLE PROPERTY IN MERGERS AND ACQUISITIONS. SOURCES OF DATA WERE TRANSACTION ROSTERS PRESENTED IN MERGERSTAT REVIEW 2009, PUBLISHED BY FACTSET MERGERSTAT LLC. FOUNDATION OBSERVED TRANSACTIONS POSTED BY MERGERSTAT UNDER THE INDUSTRY CLASSIFICATION ELECTROMEDICAL AND ELECTROTHERAPEUTIC APPARATUS. FOUNDATION ELIMINATED TRANSACTIONS INVOLVING TARGETS NOT IN THE BIOTECHNOLOGY/MEDICAL DEVICE SPACE AS WELL AS TARGETS WITH A MATERIAL REVENUE STREAM. THE RESULTS OF THE STUDY IMPLIED A MEDIAN DEAL VALUE OF $201,885,000 WITH A MEDIAN IMPLIED PREMIUM (OVER THE MARKET PRICE OF THE SELLER'S STOCK FIVE DAYS PRIOR TO THE SALE) OF 40.74%. MERGED AND ACQUIRED COMPANY DATA ARE FROM CONTROLLING INTEREST TRANSACTIONS AND GENERALLY REFLECT A PREMIUM FOR CONTROL AND A PREMIUM FOR BUYER-SPECIFIC SYNERGIES (ACQUISITION PREMIUM) WHICH ARE DIFFICULT TO QUANTIFY AND MAY NOT BE APPLICABLE TO THE UNIVERSE OF POTENTIAL BUYERS. FOUNDATION NOTED THAT IT ULTIMATELY DID NOT RELY ON SUCH METHODOLOGY AS A PRINCIPAL SOURCE OF VALUATION DATA SINCE THE COMPANY HAD ATTEMPTED FOR MORE THAN 12 MONTHS TO SOLICIT OFFERS FOR AN INVESTMENT IN THE COMPANY AND SEVERAL MONTHS FOR A MERGER, ACQUISITION OR OTHER BUSINESS COMBINATION BUT WAS UNABLE TO GENERATE ANY INTEREST THAT LED TO A PROPOSAL OTHER THAN THE PROPOSAL FROM AJAX.


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Foundation then looked at an asset approach. Foundation indicated that the book value of the Company was approximately $1.0 million at the time of their analysis and noted that even though book value may provide a good indicator of what was invested in the Company, it may not be a useful measure of what shareholders may be able to realize in the form of investment returns. In addition, since the Company has a technology portfolio which could have intangible value that is not accounted for on the balance sheet, the value of these assets would not be reflected in an asset-based approach and therefore, Foundation did not rely on this valuation methodology as a principal source of valuation data. Foundation also looked at an income approach but again found such methodology to be of little value due to the Company's financial condition, ITS INABILITY TO ATTRACT ADDITIONAL CAPITAL AND ITS INABILITY TO PRODUCE FINANCIAL PROJECTIONS BEYOND A 12-MONTH TIME HORIZON. Foundation also stated in its report that although the enterprise value of the Company was approximately $3.6 million, which included approximately $450,000 of cash in the Company (which is an excluded asset under the Asset Purchase Agreement), it was their judgment that the liquidation value of the Company was significantly below the indicated range.

Although, Foundation did consider different methodologies in assessing the value indications for the Company, Foundation determined that the Company's inability to attract an investor or buyer, after approaching more than 200 institutional investors and approximately 100 high net worth individuals over a period of more than 12 months, as well as seeking 13 potential FINANCIAL AND STRATEGIC acquirors of the business COMMENCING IN JULY 2009, was the factor most relevant in determining an indication of the Company's value. In addition, Foundation also considered the fact that the amount offered by the Buyer would allow us to not only repay Emigrant, our senior lender, in full, but would also provide us with some cash proceeds to repay a portion of our other outstanding liabilities.



OTHER INFORMATION

The total value of the transaction was determined through negotiation between the Company and Buyer and the decision by the Company's special committee and board of directors to enter into the Asset Purchase Agreement was solely that of the Company's special committee and board of directors. The Foundation opinion and financial analyses were only one of many factors considered by the Company's special committee and board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Company's special committee, board of directors or management with respect to the transaction or the consideration. The Company's special committee retained Foundation based upon Foundation's prior experience, particularly the work it had already completed on behalf of the Company, and its expertise. Foundation has consented to the inclusion of its written opinion delivered to the special committee and the board of directors, dated September 22, 2009, in this proxy statement.

Under the terms of the engagement letter, as amended, between Foundation and the Company, Foundation agreed to provide an opinion as to the fairness, from a financial point of view, to the shareholders and creditors of the Company of the consideration to be received by the Company in the transaction. The Company has paid Foundation $280,000 for services provided to the Company, including fees in connection with our loan with Emigrant and the delivery of the fairness opinion and $16,041.66 for expense reimbursements. The Company will pay Foundation an additional fee of $111,250 based on the maximum purchase price for a total fee of 7.5% of the purchase price in connection with the proposed transaction. Such remaining amount is contingent on the closing of the transaction. In addition, the Company has agreed to indemnify Foundation and its affiliates (and their respective directors, officers, agents, employees and controlling persons) against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Foundation's engagement.

GOVERNMENTAL AND REGULATORY APPROVALS


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